EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CatchMark Announces Third Quarter Results; Declares Fourth Quarter Dividend

ATLANTA - November 1, 2018 - CatchMark Timber Trust, Inc. (NYSE: CTT) today reported a 32% increase in revenues, a higher GAAP net loss due to allocated losses from the recent Triple T joint venture investment, and 60% growth in Adjusted EBITDA for the quarter ended September 30, 2018 compared to the three-month period ended September 30, 2017. The year-over-year gains in revenues and Adjusted EBITDA resulted primarily from increased timberland sales and new asset management fees earned from the Triple T venture, which closed in early July. Net loss for the quarter was below initial estimates as a result of lower loss allocations from the Triple T venture and the company further revised its forecast for full-year 2018 GAAP net loss into a range between $116 million and $122 million.

CatchMark today also declared a cash dividend of $0.135 per share for its common stockholders of record on November 30, 2018, payable on December 13, 2018.

Jerry Barag, CatchMark President and CEO, said: "The extremely strong third quarter operating performance kept us on track to meet full-year guidance for Adjusted EBITDA, and resulted directly from our long-held strategy to invest our capital only in top markets which are poised for near-term growth. As a result, we have consistently aggregated the industry’s highest-quality timberlands, focusing primarily on the U.S. South where our targeted micro markets continue to outperform regional averages. Not only did we add more than 1.1 million acres of ownership interests in premium timberlands to our portfolio during the quarter, but the Triple T venture in Texas also has immediately contributed significant non-volatile asset management fee income. We also have quickly integrated our first Pacific Northwest acquisition in Oregon, known as Bandon, into operations. Bandon will begin contributing to overall timber sales revenue and over time help increase the sawtimber share of our harvest mix. As a result, we remain in an extremely favorable position to deliver sustainable growth to our stockholders and support our dividend.”

Results Overview
Third quarter 2018 CatchMark operating results included:

•	Increased revenues to $24.6 million, compared to $18.6 million in third quarter 2017.

•	Incurred a net loss of $78.9 million on a GAAP basis, compared to $4.0 million in the third quarter of 2017, primarily due to the loss from the Triple T joint venture.

•	Increased Adjusted EBITDA to $11.5 million, compared to $7.2 million in the third quarter of 2017.

•
Generated gross timber sales revenue of $16.7 million, a 2% decrease from third quarter 2017 due to a 12% decrease in harvest volume—the result of management deferring harvests—mitigated by improved per-ton pulpwood pricing and an increase in delivered wood sales.

•	Acquired interests in more than 1.1 million acres of prime timberlands in two separate transactions for $290 million.

•	Sold 1,900 acres of timberlands for $3.8 million, compared to 200 acres for $342,000 in third quarter 2017.

•	Paid a dividend of $0.135 per share to stockholders on September 14, 2018.

Barag said: “Our supply agreements in leading mill markets helped buttress results and our increase in average gross timber pricing was directly attributable to improved net pulpwood pricing in our micro markets as well as continued execution of our delivered wood sales strategy. Lower year-over-year harvest volumes stemmed from planned deferrals of harvests in anticipation of a better pricing environment. With respect to recent events, fortunately our acreage was not materially impacted by recent storms in the U.S. South. Our expected annual harvest volume for 2018 will be between 2.0 million and 2.3 million tons, in line with previous guidance, and we also remain on track for meeting our timberland sales targets for the year.”

Transaction Activity and Balance Sheet Impacts
During the quarter CatchMark completed and/or entered into three significant transactions to further enhance the quality of its timberland portfolio, significantly expand the timberlands in which the company has ownership interests, provide sustainable growth for stockholders, and strengthen its balance sheet through capital recycling. The three transactions were:

Triple T Timberlands Joint Venture: Completed the acquisition of 1.1 million acres of prime East Texas timberlands for approximately $1.39 billion in a joint venture with a consortium of institutional investors. For an investment of $200 million, CatchMark not only tripled the acreage in which it holds ownership interests to 1.6 million acres, but also significantly expanded its fee-based asset management business.

Bandon Property Acquisition: In its first foray into the Pacific Northwest, acquired more than 18,000 acres of prime Oregon timberlands for $89.7 million. The acreage features high quality stocking of 37 tons per acre and merchantable inventory of 87% commercial conifers, including 77% Douglas fir, and is located within a highly desirable, tight supply-demand market approximately 150 miles southwest of Portland.

Southwest Region Disposition: Following the Triple T acquisition and seeking to redeploy capital from other assets in the region, agreed to sell 56,000 acres of nearby timberlands in Texas and Louisiana for $80.4 million, retaining approximately 280,000 tons of merchantable inventory for harvest over the next 18 to 24 months. With the sale on schedule to close during the fourth quarter, proceeds will be used to repay debt.

CatchMark funded the Bandon purchase with a combination of cash on hand and borrowing under an amended credit facility, which closed during the quarter. The amended facility increased total capacity by $75 million; right-sized the company’s multi-draw term loan to $200 million; and added a new seven-year $140 million term loan to refinance existing debt under the multi-draw term loan. Also, during the quarter, CatchMark mitigated exposure to rising interest rates by converting $150.0 million of outstanding debt from floating to fixed rate by entering into three interest rate swaps. As of September 30, 2018, CatchMark has effectively fixed interest rates on $350.0 million of its $557.6 million of outstanding debt.

As of September 30, 2018, CatchMark had $86.0 million of borrowing capacity under its credit facilities, consisting of $51.0 million from the Multi-Draw Term Facility and $35.0 million from the Revolving Credit Facility, and a $15.3 million cash balance. During the three months ended September 30, 2018, CatchMark did not repurchase any shares under its share repurchase program and as of the end of the quarter, had capacity to purchase up to an additional $19.8 million under the program.

Barag said: “Our primary objectives in the near-term will be to continue to integrate recent investments into our operations, recycle capital opportunistically to strengthen asset diversification and quality as well as bolster our balance sheet, and execute on our tactical management plans to deliver on expected performance goals. Over time, we will continue to seek new opportunities that fit our strategic plan to advance long-term revenue growth through prudent acquisitions and joint ventures in high quality timberlands, concentrating in the U.S South and Pacific Northwest. Our focus on high-quality acquisitions has paid off to date and we expect our operational outperformance above regional averages to continue as a result with further gains contributed by Triple T and Bandon.”

Results for Three Months and Nine Months Ended September 30, 2018
For the three months ended September 30, 2018, revenues totaled $24.6 million, a $6.0 million increase over the three months ended September 30, 2017, resulting primarily from a $3.5 million increase in timberland sales revenue and a $2.7 million increase in asset management fees. Asset management fee revenue increased primarily due to earning $2.7 million from the Triple T joint venture. Gross timber sales revenue decreased by $0.3 million, or 2%, due to a 12% decrease in harvest volume mitigated by an increase in per-ton gross timber sales revenue. The decrease in harvest volume was a result of management’s plan to defer some harvest until a better pricing environment materializes. The increase in per-ton gross timber sales revenue resulted from capturing higher pulpwood pricing from strong micro-markets in the South and continuing to execute CatchMark’s delivered sales strategy. Delivered sales volume as a percentage of total harvest increased from 65% in the third quarter of 2017 to 78% in third quarter 2018.

Net loss increased to $78.9 million for the three months ended September 30, 2018 from $4.0 million for the three months ended September 30, 2017 primarily due to a $76.8 million loss from the Triple T joint venture, a $1.5 million increase in interest expense, offset by a $3.4 million increase in operating income. The $76.8 million loss from the Triple T investment is based on hypothetical-liquidation-at-book-value (HLBV) accounting, which is a method of determining an investor’s equity in earnings of an unconsolidated joint venture based on a hypothetical liquidation of the underlying joint venture at book value as of the reporting date. The HLBV method is commonly applied to equity investments in real estate, where cash distribution percentages vary at different points in time and are not directly linked to an investor's ownership percentage.

	Three Months Ended September 30, 2017	Changes attributable to:		Three Months Ended September 30, 2018
(in thousands)		Price/Mix	Volume (3)
Timber sales (1)
Pulpwood	$9,218	$280	$(139)	$9,359
Sawtimber (2)	7,831	82	(530)	7,383
	$17,049	$362	$(669)	$16,742

(1)	Timber sales are presented on a gross basis. Gross timber sales revenue from delivered sales includes logging and hauling costs that customers pay for deliveries.

(2)	Includes chip-n-saw and sawtimber.

(3)	Timber sales revenue generated by properties acquired within the last 12 months are attributed to volume change.

For the nine months ended September 30, 2018, revenues increased to $74.9 million from $68.6 million for the nine months ended September 30, 2017 due to an increase in timber sales revenue of $2.2 million, an increase in timberland sales revenue of $1.2 million, an increase in asset management fees of $2.7 million, and an increase in other revenues of $0.3 million. Gross timber sales revenue increased 4% primarily due to a 6% increase in average gross timber sales pricing offset by a 2% decrease in harvest volume. Average gross timber sales pricing increased primarily as a result of continued execution of the delivered sales strategy. Delivered sales volume as a percentage of total harvest increased from 72% for the nine months ended September 30, 2017 to 81% for the nine months ended September 30, 2018. Gross timber sales revenue from delivered sales includes logging and hauling costs that customers pay for deliveries.

Net loss increased to $83.8 million for the nine months ended September 30, 2018 from $8.5 million for the nine months ended September 30, 2017 primarily due to the $76.8 million loss from the Triple T joint venture, offset by a $1.7 million increase in operating income.

	Nine Months Ended September 30, 2017	Changes attributable to:		Nine Months Ended September 30, 2018
(in thousands)		Price/Mix	Volume (3)
Timber sales (1)
Pulpwood	$26,682	$617	$1,995	$29,294
Sawtimber (2)	24,246	157	(557)	23,846
	$50,928	$774	$1,438	$53,140

(1)	Timber sales are presented on a gross basis. Gross timber sales revenue from delivered sales includes logging and hauling costs that customers pay for deliveries.

(2)	Includes chip-n-saw and sawtimber.

(3)	Timber sales revenue generated by properties acquired within the last 12 months are attributed to volume change.

Adjusted EBITDA
The discussion below is intended to enhance the reader’s understanding of our operating performance and ability to satisfy lender requirements. EBITDA is a non-GAAP financial measure of operating performance. EBITDA is defined by the SEC as earnings before interest, taxes, depreciation and amortization; however, we have excluded certain other expenses which we believe are not indicative of the ongoing operating results of our timberland portfolio, and we refer to this measure as Adjusted EBITDA (see the reconciliation table below). As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Due to the significant amount of timber assets subject to depletion, significant income (loss) from unconsolidated joint ventures based on HLBV and the significant amount of financing subject to interest and amortization expense, management considers Adjusted EBITDA to be an important measure of our financial performance. By providing this non-GAAP financial measure, together with the reconciliation below, we believe we are enhancing investors’ understanding of our business and our ongoing results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is a supplemental measure of operating performance that does not represent and should not be considered in isolation or as an alternative to, or substitute for net income, cash from operations, or other financial statement data presented in accordance with GAAP in our consolidated financial statements as indicators of our operating performance. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of the limitations are:

•	Adjusted EBITDA does not reflect our capital expenditures, or our future requirements for capital expenditures;

•	Adjusted EBITDA does not reflect changes in, or our interest expense or the cash requirements necessary to service interest or principal payments on, our debt;

•	Although depletion is a non-cash charge, we will incur expenses to replace the timber being depleted in the future, and Adjusted EBITDA does not reflect all cash requirements for such expenses; and

•
Although HLBV income and losses are primarily hypothetical and non-cash in nature, Adjusted EBITDA does not reflect cash income or losses from unconsolidated joint ventures for which the HLBV method of accounting is used to determine equity in earnings.

Due to these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Our credit agreement contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for interest payments. We further believe that our presentation of this non-GAAP financial measurement provides information that is useful to analysts and investors because they are important indicators of the strength of our operations and the performance of our business.

For the three months ended September 30, 2018, Adjusted EBITDA was $11.5 million, a $4.3 million increase from the three months ended September 30, 2017, primarily due to a $3.3 million increase in net timberland sales and a $2.7 million increase in asset management fees, offset by a $1.0 million decrease in net timber sales and a $0.7 million increase in general and administrative expenses.

For the nine months ended September 30, 2018, Adjusted EBITDA was $40.4 million, a $8.3 million increase from the nine months ended September 30, 2017, primarily due to $6.4 million of Adjusted EBITDA from the Dawsonville Bluffs Joint Venture, a $2.7 million increase in asset management fees, a $0.7 million increase in net timberland sales and a $0.3 million increase in other revenues, offset by a $1.3 million increase in general and administrative expenses, and a $0.5 million increase in other operating expenses.

Our reconciliation of net loss to Adjusted EBITDA for the three months and nine months ended September 30, 2018 and 2017 follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Net loss	$(78,899)	$(4,044)	$(83,789)	$(8,488)
Add:
Depletion	6,224	7,265	19,884	20,511
Basis of timberland sold, lease terminations and other (1)	2,983	247	10,771	9,647
Amortization (2)	493	308	2,532	961
Depletion, amortization, basis of timberland, mitigation credits sold included in loss from unconsolidated joint venture (3)	39	125	3,885	128
HLBV (income) loss from unconsolidated joint venture (4)	76,755	—	76,755	—
Stock-based compensation expense	610	687	2,171	2,025
Interest expense (2)	3,883	2,553	8,754	7,266
Other (5)	(632)	10	(597)	29
Adjusted EBITDA	$11,456	$7,151	$40,366	$32,079

(1)	Includes non-cash basis of timber and timberland assets written-off related to timberland sold, terminations of timberland leases and casualty losses.

(2)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

(3)	Reflects our share of depletion, amortization, and basis of timberland and mitigation credits sold of the unconsolidated Dawsonville Bluffs Joint Venture.

(4)
Reflects HLBV (income) loss from the Triple T joint venture, which is determined based on a hypothetical liquidation of the underlying joint venture at book value as of the reporting date rather than a liquidation at fair value as of a date that is more in-line with the joint venture’s expected timing for a liquidity event.

(5)
Includes certain cash expenses, or reimbursement received thereof, that management believes do not directly reflect the core business operations of our timberland portfolio on an on-going basis, including costs required to be expensed by GAAP related to acquisitions transactions, joint ventures or new business initiatives.

Revised 2018 Guidance
Based on revised allocations from the Triple T joint venture under the HLBV method of accounting, CatchMark now anticipates a full-year GAAP net loss of $116 million to $122 million. As a result of transaction costs and distribution preferences, CatchMark continues to expect to incur non-cash GAAP losses from the unconsolidated Triple T joint venture equal to its investment in the near term. Management adjusts for such non-cash losses in its non-GAAP financial measures, including Adjusted EBITDA, formulated on a hypothetical liquidation scenario based on book value rather than fair value.

Conference Call/Webcast
The company will host a conference call and live webcast at 10 a.m. ET on Friday, November 2, 2018 to discuss these results. Investors may listen to the conference call by dialing 1-888-347-1165 for U.S/Canada and 1-412-902-4276 for international callers. Participants should ask to be joined into the CatchMark call. Access to the live webcast will be available at www.catchmark.com. A replay of this webcast will be archived on the company's website shortly after the call.

About CatchMark
CatchMark Timber Trust, Inc. (NYSE: CTT) is a self-administered and self-managed, publicly-traded timberland REIT that strives to deliver superior risk-adjusted returns for all stakeholders through disciplined acquisitions, sustainable harvests, and well-timed real estate sales. Headquartered in Atlanta and focused exclusively on timberland ownership and management, CatchMark began operations in 2007 and owns interests in over 1.6 million acres* of timberlands located in Alabama, Florida, Georgia, Louisiana, North Carolina, Oregon, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com.
* As of September 30, 2018

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements in this report relate to the impact that the Bandon acquisition will have on timber sales revenue and harvest mix; anticipated harvest volume for 2018; our objectives of integrating recent investments, recycling capital opportunistically to strengthen asset diversification and quality and bolster our balance sheet, and executing our tactical managements plans to deliver on performance goals; our intention to seek new opportunities that fit our strategic plan; our expectation of continued operational outperformance; and financial outlook and guidance for full-year 2018 and beyond. Forward-looking statements related to the Triple T Timberlands transaction include, but are not limited to, statements about the expected benefits of the transaction, including anticipated financial and operating results and future returns to stockholders of the company. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated by our forward-looking statements. Risk and uncertainties related to the Triple T Timberlands transaction include, but are not limited to, the risks that the acquired assets and operations may not be integrated successfully or integration costs may be higher than anticipated; the expected benefits of and of and growth from the transaction may not be fully realized or may take longer to realize than expected; the diversion of management time on integration-related matters; the potential impact of the consummation of the transaction on relationships with customers, suppliers, competitors, and management and other employees; and litigation risks related to the transaction. With respect to the ongoing business of the company, these risks and uncertainties include, but are not limited to, (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iii) the cyclical nature of the real estate market generally, including fluctuations in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able to access external sources of capital at attractive rates or at all; (viii) potential increases in interest rates could have a negative impact on our business; (ix) our share repurchase program may not be successful in improving stockholder value over the long-term; (x) our joint venture strategy may not enable us to access non-dilutive capital and enhance our ability to make acquisitions; and (xi) the factors described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and our other filings with the Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.
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Contacts
Investors:            Media:
Brian Davis            Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794            (203) 268-0158
info@catchmark.com        marybeth@millerryanllc.com

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per-share amounts)

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Timber sales	$16,742	$17,049	$53,140	$50,928
Timberland sales	3,818	342	14,904	13,745
Asset management fees	2,698	40	2,759	69
Other revenues	1,319	1,181	4,127	3,831
	24,577	18,612	74,930	68,573
Expenses:
Contract logging and hauling costs	7,613	6,876	24,154	21,857
Depletion	6,224	7,265	19,884	20,511
Cost of timberland sales	3,210	211	11,590	9,706
Forestry management expenses	1,370	1,737	4,622	4,874
General and administrative expenses	2,484	2,257	8,602	7,477
Land rent expense	153	146	490	452
Other operating expenses	1,356	1,340	4,197	3,988
	22,410	19,832	73,539	68,865
Operating loss	2,167	(1,220)	1,391	(292)

Other income (expense):
Interest income	20	37	180	74
Interest expense	(4,321)	(2,819)	(11,125)	(8,101)
	(4,301)	(2,782)	(10,945)	(8,027)

Net loss before unconsolidated joint ventures	(2,134)	(4,002)	(9,554)	(8,319)
Loss from unconsolidated joint ventures	(76,765)	(42)	(74,235)	(169)
Net loss	$(78,899)	$(4,044)	$(83,789)	$(8,488)

Weighted-average common shares outstanding - basic and diluted	49,118	38,823	47,551	38,799

Net loss per-share - basic and diluted	$(1.61)	$(0.10)	$(1.76)	$(0.22)

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except for per-share amounts)

	(Unaudited) September 30, 2018	December 31, 2017
Assets:
Cash and cash equivalents	$15,323	$7,805
Accounts receivable	6,549	4,575
Prepaid expenses and other assets	10,495	5,436
Deferred financing costs	348	403
Timber assets:
Timber and timberlands, net	773,844	710,246
Intangible lease assets, less accumulated amortization of $944 and $941 as of September 30, 2018 and December 2017, respectively	13	16
Investments in unconsolidated joint ventures	128,926	11,677
Total assets	$935,498	$740,158

Liabilities:
Accounts payable and accrued expenses	$6,411	$4,721
Other liabilities	3,920	2,969
Notes payable and lines of credit, net of deferred financing costs	551,598	330,088
Total liabilities	561,929	337,778

Commitments and Contingencies	—	—

Stockholders’ Equity:
Class A common stock, $0.01 par value; 900,000 shares authorized; 49,125 and 43,425 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	491	434
Additional paid-in capital	730,814	661,222
Accumulated deficit and distributions	(364,454)	(261,652)
Accumulated other comprehensive income	6,718	2,376
Total stockholders’ equity	373,569	402,380
Total liabilities and stockholders’ equity	$935,498	$740,158

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,
	2018	2017	2018	2017
Cash Flows from Operating Activities:
Net loss	$(78,899)	$(4,044)	$(83,789)	$(8,488)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion	6,224	7,246	19,884	20,511
Basis of timberland sold, lease terminations and other	2,983	266	10,771	9,647
Stock-based compensation expense	610	687	2,171	2,025
Noncash interest expense	438	265	2,371	834
Other amortization	54	43	160	127
Loss from unconsolidated joint ventures	76,765	42	74,235	169
Operating distributions from unconsolidated joint ventures	(10)	—	3,658	—
Changes in assets and liabilities:
Accounts receivable	(3,055)	(337)	(2,643)	(1,005)
Prepaid expenses and other assets	3,158	(462)	(295)	(531)
Accounts payable and accrued expenses	1,231	523	1,627	1,632
Other liabilities	(551)	(771)	1,121	809
Net cash provided by operating activities	8,948	3,458	29,271	25,730

Cash Flows from Investing Activities:
Timberland acquisitions, earnest money deposits and other	(57,827)	(2,710)	(91,424)	(2,722)
Capital expenditures (excluding timberland acquisitions)	(704)	(792)	(2,821)	(3,654)
Investments in unconsolidated joint ventures	(200,000)	—	(200,000)	(10,539)
Distributions from unconsolidated joint ventures	1,296	—	4,858	—
Net cash used in investing activities	(257,235)	(3,502)	(289,387)	(16,915)

Cash Flows from Financing Activities:
Repayments of note payable	—	—	(69,000)	—
Proceeds from note payable	259,000	—	289,000	11,000
Financing costs paid	(729)	(119)	(832)	(202)
Issuance of common stock	—	—	72,450	—
Other offering costs paid	(33)	—	(3,623)	—
Dividends paid to common stockholders	(6,601)	(5,182)	(19,013)	(15,546)
Repurchase of common shares under the share repurchase program	—	—	—	(1,036)
Repurchase of common shares for minimum tax withholdings	(123)	—	(1,348)	(311)
Net cash provided by (used in) financing activities	251,514	(5,301)	267,634	(6,095)
Net increase (decrease) in cash and cash equivalents	3,227	(5,345)	7,518	2,720
Cash and cash equivalents, beginning of period	12,096	17,173	7,805	9,108
Cash and cash equivalents, end of period	$15,323	$11,828	$15,323	$11,828

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
SELECTED DATA (UNAUDITED)

	2018				2017
	Q1	Q2	Q3	YTD	Q1	Q2	Q3	YTD
Timber Sales Volume ('000 tons) (1)
Pulpwood	354	342	343	1,039	291	352	388	1,031
Sawtimber	221	219	185	625	220	230	216	666
Total	575	561	528	1,664	511	582	604	1,697

Delivered % as of total volume	83%	80%	78%	81%	81%	72%	65%	72%
Stumpage % as of total volume	17%	20%	22%	19%	19%	28%	35%	28%

Net timber sales price ($ per ton) (1)
Pulpwood	$14	$13	$13	$14	$13	$12	$13	$13
Sawtimber	$23	$24	$24	$24	$24	$24	$24	$24

Timberland Sales
Gross Sales ('000)	$4,252	$6,834	$3,818	$14,904	$5,450	$7,953	$342	$13,745
Acres Sold	2,200	3,100	1,900	7,200	2,800	4,000	200	7,000
% of fee acres	0.5%	0.7%	0.4%	1.5%	0.6%	0.9%	0.1%	1.5%
Price per acre	$1,955	$2,199	$1,967	$2,063	$1,930	$1,993	$1,468	$1,950

Direct Timberland Acquisitions, Exclusive of Transaction Costs
Gross Acquisitions ('000)	$—	$—	$89,700	$89,700	$—	$—	$—	$—
Acres Acquired	—	—	18,100	18,100	—	—	—	—
Price per acre ($/acre)	$—	$—	$4,956	$4,956	$—	$—	$—	$—

Joint Ventures' Timberland Acquisitions, Exclusive of Transaction Costs (2)
Gross Acquisitions ('000)	$—	$—	$1,389,500	$1,389,500	$—	$20,000	$—	$20,000
Acres Acquired	—	—	1,099,800	1,099,800	—	11,000	—	11,000
Price per acre ($/acre)	$—	$—	$1,263	$1,263	$—	$1,813	$—	$1,813

Period End Acres ('000)
Fee	477	474	490	490	465	461	460	460
Lease	31	30	30	30	32	31	31	31
Wholly-owned total	508	504	520	520	497	492	491	491
Joint-venture interest(2)	6	6	1,106	1,106	—	11	11	11
Total	514	510	1,626	1,626	497	503	502	502

(1)   Excludes amounts from the Bandon Property, which was acquired at the end of August 2018. Harvest volume and timber sales revenue from the Bandon Property for one month of operations accounted for less than 1% of our consolidated total harvest volume and total timber sales revenue.

(2)  Represents property owned by Dawsonville Bluffs, LLC, a joint venture in which CatchMark owns a 50% membership interest, and Triple T Joint Venture in which CatchMark owns a 21.6% equity interest. CatchMark serves as the manager for both of these joint ventures.